Exhibit 3-1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AGILE THERAPEUTICS, INC.

AGILE THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Agile Therapeutics, Inc. The Amended and Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 29, 2014 (the “Certificate of Incorporation”), and has been amended by a Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State on January 7, 2022, a Certificate of Designation of Preference, Rights and Limitations of Series A Convertible Preferred Stock filed with the Secretary of State on March 14, 2022 and a Certificate of Designation of Preference, Rights and Limitations of Series B Convertible Preferred Stock filed with the Secretary of State on March 14, 2022.

SECOND: Article IV, Section A, of the Certificate of Incorporation is hereby amended and restated in its entirety as follows

A. Classes of Stock. “The total number of shares of stock which the Corporation shall have authority to issue is 310,000,000, divided into two classes: 10,000,000 shares of Preferred Stock, par value $0.0001 per share (hereinafter referred to as “Preferred Stock”); and 300,000,000 shares of Common Stock, par value $0.0001 per share (hereinafter referred to as “Common Stock”).

Reverse Stock Split. Effective as of 5:00 P.M., Eastern Time, on April 26, 2022 (the “Effective Time”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, each 40 shares of the Common Stock, issued and outstanding (or held in treasury) immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.0001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. No fractional shares will be issued, and, stockholders otherwise entitled to receive fractional shares shall have no further interest as a stockholder with respect to such fractional shares. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our Common Stock on the Nasdaq Capital Market on the date on which the Effective Time occurs. Each stock certificate or book-entry position that, immediately prior to the Effective Time, representing shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock after the Effective Time into which the shares of Old Common Stock have been reclassified pursuant to this paragraph, until the same shall be surrendered to the Corporation. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common Stock, as the case may be.”

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of April 26, 2022.

AGILE THERAPEUTICS, INC.

By:	/s/Al Altomari

Name:	ALFRED ALTOMARI

Title:	President and Chief Executive Officer